Exhibit 2.2
STOCKHOLDER AGREEMENT
     STOCKHOLDER AGREEMENT (this “Agreement”) dated as of April 30, 2008, by and among Stone Energy Corporation, a Delaware corporation (“Parent”), and Comstock Resources, Inc. (the “Stockholder”).
     WHEREAS, the Stockholder desires that Bois d’Arc Energy, Inc., a Nevada corporation (the “Company”), Parent and Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), enter into an Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”; undefined capitalized terms herein are defined in the Merger Agreement) providing for the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving limited liability company, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and
     WHEREAS, the Stockholder is executing this Agreement as an inducement to Parent and Merger Sub to enter into and execute the Merger Agreement.
     NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:
     1. Representations and Warranties.
     (a) The Stockholder represents and warrants to Parent as follows:
     (i) The Stockholder is the record or beneficial owner of that number of shares of capital stock of the Company set forth opposite the Stockholder’s name on Schedule A (such shares, whether owned by the Stockholder or a permitted transferee pursuant to Section 5(a), together with any shares of capital stock of the Company issuable upon the exercise of options, warrants or other rights (whether or not contingent) held by the Stockholder as set forth on Schedule A, referred to herein as the “Subject Shares”). The Subject Shares constitute the only shares, with respect to which the Stockholder is the record or beneficial owner, of capital stock of the Company or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of the Company that are or may be entitled to vote on the Merger or the Merger Agreement at any meeting of the Company’s stockholders called to vote upon the Merger or the Merger Agreement. The Stockholder has the sole right to vote and Transfer (as defined herein) the Subject Shares set forth opposite its name on Schedule A, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except (A) as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation) and (B) those arising under applicable securities laws. The Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).
     (ii) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, as applicable, or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by the Stockholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Subject Shares, except (x) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.
     (iii) The Subject Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances arising hereunder, or (B) any such encumbrances arising pursuant to the pledge of any Subject Shares by the Stockholder to a financial institution or a brokerage firm (the “Pledged Shares”); provided, however, that the Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair the Stockholder’s ability to execute and deliver this Agreement or perform its obligations hereunder.
     (iv) No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of the Stockholder in connection with its entering into this Agreement.
     (v) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

     (b) Parent represents and warrants to the Stockholder that the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.
     2. Voting Agreements. During the Term (as defined below), at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought therefor, the Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares: (a) in favor of the Merger, the approval and adoption by the Company of the Merger Agreement and the terms thereof and each of the other transactions contemplated thereby and (b) against any transaction, agreement, matter or any Acquisition Proposal that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Merger Agreement.
     3. Irrevocable Proxy. The Stockholder hereby appoints Parent as its proxy during the Term to vote all of the Stockholder’s Subject Shares at any meeting of stockholders of the Company (including any adjournments and postponements thereof) on the matters described in Section 2. This proxy is coupled with an interest and is irrevocable until the end of the Term; provided that the Stockholder may grant revocable proxies voting its shares in accordance with Section 2.
     4. Revocation of Other Proxies. To the extent inconsistent with the other provisions of this Agreement or the Merger Agreement, the Stockholder hereby revokes any and all previous proxies with respect to its Subject Shares.
     5. Other Covenants. The Stockholder agrees with, and covenants to, Parent as follows:
     (a) During the Term, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) except as expressly permitted by this Agreement, grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that the Stockholder may Transfer any of the Subject Shares to any Person if the transferee of such Subject Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to the terms hereof, including the voting obligations with respect to such Subject Shares set forth in Section 2; provided, further, that a pledge of Pledged Shares made in accordance with Section 1(a) shall not be deemed to be a violation of the restrictions in this Section 5(a).
     (b) During the Term, the Stockholder shall not, and shall not authorize or permit any of its representatives to, directly or indirectly (i) in any manner acquire, agree to acquire or make any proposal to acquire any securities or property of the Company, any of the Company’s Subsidiaries, Parent or any of Parent’s Subsidiaries or (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving the Company, any of the Company’s Subsidiaries, Parent or any of Parent’s Subsidiaries, including making any Acquisition Proposal for the Stockholder’s own account or benefit.  In addition, in the event that during the Term the Stockholder receives (A) an Acquisition Proposal with respect to the Company or (B) a request for information from a Person that has made, or the Stockholder reasonably believes may be contemplating, an Acquisition Proposal with respect to the Company, as promptly as practicable after the receipt thereof (and in no event more than 24 hours after the receipt thereof), the Stockholder shall and shall cause its representatives to advise Parent in writing of the receipt of such Acquisition Proposal or request for information and provide to Parent all materials received by and all information provided by the Stockholder in connection therewith and shall take all such other actions as would be required by Section 5.3(b) of the Merger Agreement. The Stockholder hereby acknowledges and agrees that all restrictions and obligations applicable to the Company under Section 5.3 of the Merger Agreement shall also be applicable to the Stockholder; provided, however, that nothing contained in this Section 5(b) shall prevent the Stockholder or any person affiliated with the Stockholder who is a director of the Company or designated by the Stockholder as a director of the Company, when acting in his capacity as a director of the Company, from exercising his fiduciary duties as a director of the Company including, without limitation, taking any actions permitted under Section 5.3 of the Merger Agreement.
     (c) During the Term, the Stockholder shall cooperate with the parties to the Merger Agreement in connection with the matters described in Sections 5.5 and 5.6 of the Merger Agreement, and the Stockholder shall use its commercially reasonable efforts to provide all necessary information and take all necessary actions in connection therewith.
     (d) Without the prior written consent of Parent, for a period of one year following the Closing Date (the “Lock-Up Period”), the Stockholder shall not Transfer, directly or indirectly, any securities of Parent in any transaction or series of related transactions, except for Transfers pursuant to Section 6(c) and Transfers resulting in a bona fide pledge of any voting securities of Parent to a financial institution or a brokerage firm; provided, however, that such pledge shall not materially prevent, delay or otherwise impair the Stockholder’s ability to perform its obligations under this Agreement. In addition, following the Closing Date, until the earlier of (i) three years following the Closing Date and (ii) such time as the Stockholder beneficially owns less than 5% of the outstanding voting securities of Parent, without the prior written consent of Parent, the Stockholder shall not Transfer, directly or indirectly, any securities of Parent in any transaction or series of related transactions except in a Transfer (A) that the Stockholder reasonably believes would not result in the transferee holding 5% or more of the outstanding voting securities of Parent; provided, that the Stockholder may rely solely on reports filed with respect to any securities of Parent with the SEC under Sections 13(d) or 13(g) of the Exchange Act in establishing such reasonable belief, (B) that the Stockholder reasonably believes would not result in the transferee holding 10% or more of the outstanding voting securities of Parent and that such transferee is acquiring such securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of Parent, nor in connection with or as a participant in any transaction having such purpose or effect; provided, that the Stockholder may rely solely on reports filed with respect to any securities of Parent with the SEC under Sections 13(d) or 13(g) of the Exchange Act in establishing such reasonable belief, (C) in connection with a business combination approved by the board of directors of

Parent and/or by the securityholders of Parent, (D) pursuant to a tender or exchange offer for voting securities of Parent by any Person other than the Stockholder or any of its affiliates or any group including the Stockholder or any of its affiliates that is not opposed by the board of directors of Parent, (E) resulting in a bona fide pledge of any voting securities of Parent to a financial institution or a brokerage firm; provided, however, that such pledge shall not materially prevent, delay or otherwise impair the Stockholder’s ability to perform its obligations under this Agreement, or (F) upon the liquidation or dissolution of Parent or other Transfer that is effected by operation of law.
     (e) Without the prior written consent of Parent, until the earlier of (i) three years following the Closing Date and (ii) such time as the Stockholder beneficially owns less than 5% of the outstanding voting securities of Parent, the Stockholder shall not (A) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of Parent or any of its affiliates other than pursuant to a dividend or distribution by Parent or an offering initiated by Parent to all of its stockholders, (B) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving Parent or any of its affiliates, (C) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of Parent or any of its affiliates, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Parent or any of its affiliates, (E) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Parent, (F) disclose any intention, plan or arrangement inconsistent with the foregoing, or (G) advise, assist or encourage any other persons in connection with any of the foregoing.
     6. Registration Rights. (a) Parent shall prepare and file one or more registration statements under the Securities Act, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) (the “Registration Statement”) with respect to all of the shares of Parent Common Stock received by the Stockholder in connection with the Merger pursuant to the terms of the Merger Agreement, including any dividends, splits or adjustments thereto (such shares, to the extent then held by the Stockholder, the “Registrable Securities”), to permit the resale of all of the Registrable Securities from time to time, subject to the provisions of Section 6(b); provided that Parent shall not be obligated to prepare and file such Registration Statement if, at such time, the Registrable Securities can be disposed of pursuant to Rule 144(b)(i) (or any similar provision then in force) under the Securities Act. For the avoidance of doubt, the Stockholder shall be able to specify the plan of distribution under the Registration Statement. A Registration Statement filed pursuant to this Section 6 shall be on such appropriate registration form of the SEC as shall be selected by Parent. Parent will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 6 to become effective as of the expiration of the Lock-Up Period and to be continuously effective thereafter under the Securities Act until the earlier of (i) the time that all Registrable Securities have been sold or disposed of pursuant to the Registration Statement or otherwise in accordance with the terms of this Agreement, (ii) such Registrable Securities can be disposed of pursuant to Rule 144(b)(i) (or any similar provision then in force) under the Securities Act, or (iii) the date that is three years following the Closing Date (such period ending on such earlier date, the

“Effectiveness Period”). In addition, Parent will use its commercially reasonable efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Stockholder reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable in connection with the disposition of the Registrable Securities owned by Stockholder.
     (b) If the Stockholder proposes to resell some or all of the Registrable Securities pursuant to the Registration Statement, the Stockholder shall provide to Parent notice of such proposed sale (a “Sale Notice”) no later than three Business Days prior to the expected sale date. Notwithstanding anything to the contrary contained herein, Parent may, upon written notice to the Stockholder within 2 Business Days after receipt of such Sale Notice, suspend the Stockholder’s use of any prospectus which is a part of the Registration Statement if (i) Parent is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Parent determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) Parent has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Parent, would materially adversely affect Parent; provided, however, in no event shall the Stockholder be suspended for a period that exceeds an aggregate of 90 days in any 365-day period; provided further, that the Effectiveness Period shall be extended by the number of Business Days during which the Stockholder’s use of any such prospectus is suspended pursuant to this Section 6(b). Upon disclosure of such information or the termination of the condition described above, Parent shall provide prompt notice to the Stockholder, promptly terminate any suspension of sales it has put into effect and take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     (c) During the Lock-Up Period, if Parent proposes to file a prospectus supplement to an effective shelf registration statement, other than the Registration Statement contemplated by Section 6(a), or Parent proposes to file a registration statement, in either case, for the sale of shares of Parent Common Stock in an offering in which shares of Parent Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks (an “Underwritten Offering”) for its own account and/or another Person, then as soon as practicable but not less than three Business Days prior to the filing of (i) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (ii) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used), or (iii) such registration statement, as the case may be, then Parent shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to the Stockholder and such notice shall offer the Stockholder the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as the Stockholder may request in writing; provided, however, that if Parent has been advised by the book-running lead manager of such Underwritten Offering (the “Managing Underwriter”) that the inclusion of Registrable Securities for sale for the benefit of the Stockholder will have a material adverse effect on the price, timing or distribution of the shares of Parent Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of the Stockholder shall be determined based on the provisions of Section 6(d) below; provided, further, that Parent shall not be obligated to include any Registrable Securities in any Underwritten Offering unless the Stockholder requests inclusion of at least $25 million of Registrable Securities (or such lesser amount as may be determined by the Managing Underwriter) in such Underwritten Offering. The notice required to be provided in this Section 6(c) to the Stockholder shall be provided on a Business Day pursuant to Section 11 hereof and receipt of such notice shall be confirmed by the Stockholder. The Stockholder shall then have three Business Days after receiving such notice to request inclusion of Registrable Securities in the Underwritten Offering, except that the Stockholder shall have one Business Day after it confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering in the case of a “bought deal” or “overnight transaction” where no preliminary prospectus is used. If no request for inclusion from the Stockholder is received within the specified time, the Stockholder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Parent shall determine for any reason not to undertake or to delay such Underwritten Offering, Parent may, at its election, give written notice of such determination to the Stockholder and, (A) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (B) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. The Stockholder shall have the right to withdraw its request for inclusion of its Registrable Securities in such offering by giving written notice to Parent of such withdrawal up to and including the time of pricing of such offering. Notwithstanding the foregoing, the Stockholder may deliver written notice to Parent requesting that the Stockholder not receive notice from Parent of any proposed Underwritten Offering; provided that the Stockholder may later revoke any such notice.
     (d) If the Managing Underwriter of any proposed Underwritten Offering of shares of Parent Common Stock included in an Underwritten Offering involving Included Registrable Securities advises Parent that the total amount of shares of Parent Common Stock that the Stockholder and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the shares of Parent Common Stock offered or the market for the shares of Parent Common Stock, then the shares of Parent Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises Parent can be sold without having such adverse effect, with such number to be allocated (i) first, to Parent, (ii) second, to any Person who has exercised a demand registration right, and (iii) third, pro rata among the Stockholder and any other Persons who have been or are granted registration rights who have requested participation in the Underwritten Offering.
     (e) Following an Underwritten Offering during the Lock-Up Period and during the Effectiveness Period, the Stockholder agrees not to effect any public sale or distribution of the Registrable Securities during the 90-day period following pricing of an Underwritten Offering of equity securities by Parent (except as provided in this Section 6(e)); provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers or directors or any other securityholder of Parent on whom a restriction is imposed in connection with such public offering. The provisions of this Section 6(e) shall not apply if the Stockholder owns less than 5% of the outstanding voting securities of Parent.
     7. Certain Events. This Agreement and the obligations hereunder shall attach to the Stockholder’s Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Subject Shares, the number of Subject Shares listed on Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any such additional Subject Shares.
     8. Stockholder Capacity. No Stockholder or affiliate of the Stockholder who is or becomes during the Term a director of the Company makes any agreement or understanding herein in his or her capacity as such director. The Stockholder signs solely in its capacity as the record or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder’s Subject Shares.
     9. Further Assurances. The Stockholder shall, upon request and at the expense of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.
     10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (a) the Effective Time; provided, that Section 5(d), Section 5(e), Section 6, Section 7, Section 10 and Section 11 shall survive any termination of this Agreement pursuant to this clause (a); and (b) the date upon which the Merger Agreement is terminated in accordance with its terms; provided, that Section 7, Section 10 and Section 11 shall survive any termination of this Agreement pursuant to this clause (b); provided, further, that termination of this Agreement pursuant to clause (a) or (b) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination. The period from the date hereof until termination of this Agreement pursuant to this Section 10 is referred to herein as the “Term.”
     11. Miscellaneous.
     (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address set forth in Section 8.4 of the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth on Schedule A.
     (b) Each party submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
     (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to the Stockholder when one or more counterparts have been signed by each of Parent and the Stockholder and delivered to Parent and the Stockholder.
     (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Parent) any rights or remedies hereunder.
     (f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, except as otherwise required by mandatory provisions of the Laws of the State of Nevada.
     (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.
     (h) As between the Stockholder and Parent, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.
     (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
     (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

STONE ENERGY CORPORATION
By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

COMSTOCK RESOURCES, INC.
By:	/s/ M. Jay Allison
Name:	M. Jay Allison
Title:	Chairman and Chief Executive Officer

[Signature Page to Stockholder Agreement]

SCHEDULE A

Stockholder Name and Address	Company Common Stock	Other Securities
Comstock Resources, Inc.	32,224,661	None
5300 Town and Country Blvd.
Suite 500
Frisco, TX 75034

A-1